Exhibit 10.1

The Pantry, Inc. Annual Incentive Program

The Pantry, Inc. Annual Incentive Program (the “Program”) is a compensatory program under The Pantry, Inc. 2007 Omnibus Plan that was originally established on November 25, 2008 by the Compensation and Organization Committee (the “Committee”) of the Board of Directors (the “Board”) of The Pantry, Inc. (the “Company”). The Program provides for performance-based cash awards to certain of the Company’s employees, including its executive officers. Executive officers are eligible for awards under the Program based on threshold, target, and maximum performance levels set by the Committee, and the actual award amounts, if any, will therefore vary depending on the achievement of certain performance goals by the Company. The Program’s performance cycle is concurrent with the Company’s fiscal year.

The Committee approved the following performance measures and their respective weights for the Company’s executive officers because it believed these performance measures would be key indicators of the Company’s overall financial and operating results during each fiscal year:

•	Merchandise Gross Profit Ratio (weighted at 75%), which is merchandise gross profit divided by operating store general and administrative expenses without operating rent.
•	Fuel Gross Profit Dollars (weighted at 25%), which is gasoline sales minus the cost of gasoline sales.

There will be no payout under the Program for any performance cycle unless EBITDA is at least equal to a threshold number established by the Committee for this purpose.

Any of the Company’s performance levels on the performance measures or the threshold EBITDA target can be adjusted for one-time events, including accounting charges not forecasted, as approved by the Committee.

Under the Program, each performance measure operates independently of the other measure. That is, an award may be paid when the threshold performance level is achieved for a single measure, without regard to results for the other measure.

Under the Program, the target award opportunity for the Company’s chief executive officer will be 100% of his or her annual base salary as initially approved by the Committee for the applicable fiscal year and will not include any additional salary increases for such fiscal year; the target award opportunity for each of the Company’s other executive officers will be 60% of his or her annual base salary as initially approved by the Committee for the applicable fiscal year and will not include any additional salary increases for such fiscal year.

Actual award payouts for the Company’s executive officers can vary from 50% of target awards for achieving or exceeding the threshold performance level to 200% of target awards for achieving the maximum performance level. For any performance below the threshold performance level, the appropriate payout percentage is 0%.

The Committee may make award payouts or otherwise increase, reduce, or eliminate payouts that would otherwise be made under the Program in its sole discretion. Executive officers who join the Company during a fiscal year will have any award amounts for that fiscal year prorated, except that no executive officer hired after the end of the third quarter of a fiscal year will be eligible to receive an award under the Program for that fiscal year. Participants must be employed on the date awards are paid in order to receive a payout, except that participants whose employment is terminated due to death or disability or as otherwise determined by the Committee in its discretion may have their award amounts prorated and paid on the date other awards are paid in the discretion of the Committee.